EXHIBIT 10.38
EXECUTION COPY
STOCK PURCHASE AGREEMENT
DATED AS OF JANUARY 19, 2006
BY AND AMONG
COMSTOCK HOMEBUILDING COMPANIES, INC.
PARKER-CHANDLER HOMES, INC.,
AND
EACH OF THE SELLING SHAREHOLDERS IDENTIFIED HEREIN

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DISCLOSURE SCHEDULE

Schedule 2.2.1(a)	Percentage Allocation

Schedule 2.2.1(b)	Assumed Institutional Debt

Schedule 2.2.1(c)	Assumed Shareholder Debt

Schedule 3.3.5	Consents

Schedule 3.3.7	Conflicts under Contracts

Schedule 3.3.8	Subsidiaries and Affiliates

Schedule 3.3.9	Directors and Officers

Schedule 3.3.11	Capitalization/Ownership of Shares

Schedule 3.3.12	Financial Statements

Schedule 3.3.16	Assets

Schedule 3.3.18	Insurance

Schedule 3.3.19	Bank Accounts

Schedule 3.3.20	Taxes

Schedule 3.3.21	Contracts

Schedule 3.3.23	Suppliers

Schedule 3.3.24	Related Party Transactions

Schedule 3.3.25	Permits/Operations Outside Georgia

Schedule 3.3.26	Benefit Plans

Schedule 3.3.27	Employee Relations

Schedule 3.3.28	Litigation and Claims

Schedule 3.3.29	Decrees, Orders and Arbitration Awards

Schedule 3.3.31	Environmental Matters

Schedule 3.3.32(a)	Real Property

Schedule 3.3.32(e)	Leased Real Estate

Schedule 3.3.33	Intellectual Property

Schedule 3.3.34	Product Liability

Schedule 8.5	Personal Guarantees

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EXHIBITS

Exhibit A	-	Form of Employment Agreement
Exhibit B	-	Form of Noncompetition Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Seller Release
Exhibit E	-	Form of Company Release
Exhibit F	-	Form of Legal Opinion

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STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of January 19, 2006, by and among COMSTOCK HOMEBUILDING COMPANIES, INC., a Delaware corporation (“Purchaser”), PARKER-CHANDLER HOMES, INC., a Georgia corporation (the “Company”), and each of the following individuals who are all of the shareholders of the Company on the date hereof, owning in the aggregate 1,429 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which Shares constitute all of the issued and outstanding capital stock of the Company: JAMES B. PARKER, JR., ANDREW H. CHANDLER, JR., SUNDERRAJ M. KAMALESON, ROBERT A. FORSTER, RICHARD DOBKIN, EUGENE E. PEARSON, JOHN D. PEARSON, DONALD SCHROELUCKE and JAMES SHIRAH (each a “Seller” and collectively, the “Sellers”).
RECITALS
     Purchaser’s primary business is residential homebuilding in the Washington, D.C. and Raleigh, North Carolina metropolitan areas. The Company is similarly engaged in the business of residential homebuilding in the metropolitan Atlanta, Georgia area, with additional operations in Myrtle Beach, South Carolina and Charlotte, North Carolina.
     The parties hereto have determined that it is in their best interests for Purchaser to acquire all of the Shares. The Sellers have therefore agreed to sell, and Purchaser has agreed to purchase, all such Shares on the terms, and subject to the conditions, contained in this Agreement.
AGREEMENTS
     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below.
     “Accounts Receivable” means all of the Company’s and the Subsidiaries’ respective accounts receivable, notes receivable, negotiable instruments and chattel paper.
     “Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person including in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses.
     “Agreement” shall have the meaning ascribed to it in the Preamble.

     “Appurtenances” means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of any Real Property, including all easements appurtenant to and for the benefit of any Real Property for, and as the primary means of access between, such Real Property and a public way, or for any other use upon which lawful use of the Real Property for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.
     “Benefit Plan” means any pension, retirement, 401(K), bonus, deferred compensation, stock option, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Commonwealth of Virginia are authorized or obligated to close.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Claims” means all rights, claims, security interests, encumbrances, liens, options, judgments, pledges, charges, rights of first refusal or first offer, mortgages, and indentures, of every kind and nature whatsoever, and, to the extent applicable, any and all proxies, voting trusts, voting agreements, escrows, transfer and other restrictions and equities, in each case whether arising by agreement, operation of law or otherwise.
     “Closing” means the consummation of the transactions contemplated by this Agreement.
     “Closing Date” means the date on which the Closing occurs, which shall be the date of execution of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” shall have the meaning ascribed to it in the Preamble.
     “Company” shall have the meaning ascribed to it in the Preamble.
     “Company Accountants” means Dixon Hughes, PLLC.
     “Contract” means any contract, agreement, arrangement, understanding or instrument, whether oral or written.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or otherwise.
     “Controlling Sellers” means James B. Parker, Jr. and Andrew H. Chandler, Jr.
     “Damages” means all actions, lawsuits, proceedings, hearings, investigations, charges, complaints, Third Party Claims, demands, injunctions, judgments, orders, decrees, rulings, dues,

Liabilities, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, damages, costs, fees and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses incurred in investigating or defending any of the foregoing.
     “Disclosure Schedule” means the schedules delivered by the Company and the Sellers to the Purchaser concurrently herewith and identified by the parties as the Disclosure Schedule.
     “Employment Agreement” means an Employment Agreement (including all documentation relating to the grant of contingent restricted stock of Purchaser) to be entered into with each of James B. Parker, Jr. and Andrew H. Chandler, Jr., respectively, in the form of Exhibit A attached hereto.
     “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at any location, whether or not owned by the Company; (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (3) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.
     “Environmental Laws” means all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders in effect on the Closing Date and relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
     “Environmental Permits” means all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Financial Statements” means, collectively, the Unaudited Financial Statements and the Interim Financial Statements.
     “Fully Developed and Buildable Land” means, with respect to any tract, parcel or lot of Real Property, that (1) the parcel or tract of land conforms to all applicable Laws so that the Company or Purchaser is eligible to obtain, on a timely basis, all Permits necessary for building an attached or detached home or homes thereon in compliance with all applicable Laws upon the proper application by the Company or Purchaser and the Company’s or Purchaser’s payment of permit fees and any utility connection or tap fees; (2) on each such lot within each such Real Property there is or could be a home upon proper application; (3) all currently required subdivision entitlements have been obtained; and (4) all off-site Improvements have been constructed or bonded, to the extent such Improvements are required by any applicable Governmental or Regulatory Authority for such parcel or tract of land.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any state thereof, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include all self regulatory organizations and insurance authorities.
     “Ground Lease Property” means any Real Property, Improvements and Appurtenances subject to a ground lease in favor of the Company or its Subsidiaries, used or usable in the conduct of the Company’s or the Subsidiary’s business.
     “Hazardous Substances” means: (1) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (2) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of “medical wastes,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import; in all cases as set forth in any Environmental Law.
     “Improvements” means all buildings, structures, fixtures, site improvements, or other improvements located on Real Property, including those under construction.
     “Indebtedness” of any Person means all obligations of such Person (1) for borrowed money evidenced by notes, bonds, debentures or similar instruments, (2) for the deferred purchase price of goods or services, (3) under capital leases, and (4) in the nature of guarantees of the obligations described in clauses (1) through (3) above of any other Person.
     “Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to ARTICLE IX.
     “Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under ARTICLE IX to another Person.
     “Intellectual Property” means all intellectual property rights, including all patents, trademarks, service marks, copyrights, designs, Internet domain names and websites, trade or business names, trade dress and slogans (and all registrations of, and all applications for registration of, any of the foregoing), Software, and all goodwill associated with such intellectual property rights.
     “Intellectual Property Licenses” means all Contracts (other than Contracts with respect to Software that have been purchased “off the shelf”) between the Company or any Subsidiary, on the one hand, and any other Person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property owned by the Company, any Subsidiary or any other Person.
     “Interim Financial Statement Date” means November 30, 2005.
     “Interim Financial Statements” means the consolidated balance sheets, statements of income and retained earnings and statements of cash flows of the Company and the Subsidiaries, as of and for the eleven-month period ended on the Interim Financial Statement Date.
     “IRS” means the Internal Revenue Service.
     “Knowledge of the Company” means (a) the actual knowledge of the Controlling Sellers on the date of this Agreement and (b) the constructive knowledge of facts, circumstances, events or other matters the Controlling Sellers could be expected to discover or otherwise become aware of in the normal discharge of their respective assigned duties and responsibilities, or after a reasonable inquiry of any employees of and advisors to the Company and/or the Subsidiaries who have principal responsibility for the matter in question.
     “Law” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law, whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.
     “Leased Real Estate” means all real property leased or subleased by the Company or any Subsidiary.
     “Liabilities” means all Indebtedness, obligations and other liabilities of the Company or any Subsidiary of any nature whatsoever, whether direct or indirect, matured or unmatured, absolute, accrued, contingent (or based on any contingency), known or unknown, fixed or otherwise, or whether due or to become due.
     “Material Adverse Effect” means any event, change, condition or matter that individually or in the aggregate results in or could reasonably be expected to result in a material adverse change in the (1) business, operations (including results of operations), assets, Liabilities, financial condition, properties or prospects of the Company or any Subsidiary, or (2) the ability of any party hereto to consummate the transactions contemplated hereby.
     “Noncompetition Agreement” means a Confidentiality and Noncompetition Agreement, to be entered into with each of James B. Parker, Jr. and Andrew H. Chandler, Jr., respectively, in the form of Exhibit B attached hereto.
     “Participating Sellers” shall mean the Sellers other than the Controlling Sellers.
     “Permits” means all licenses, permits, franchises, authorizations, registrations and government approvals other than the Environmental Permits.
     “Permitted Liens” means all (1) statutory liens for Taxes not yet due or being contested in good faith and for which there are adequate reserves on the books; (2) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (3) mortgages, trust deeds, chattel mortgages, security agreements, financing statements or other instruments encumbering any of the assets of the Company, including the Real Property, that have been recorded and filed with the appropriate jurisdiction and which have been disclosed in the Disclosure Schedule; and (4) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.
     “Proprietary Software” means Software which is owned by the Company or any Subsidiary.
     “Purchaser” shall have the meaning ascribed to it in the Preamble.
     “Purchaser Indemnitees” means Purchaser and its Affiliates, and their respective directors, managers, officers, members, shareholders, partners, agents, representatives, successors and assigns.
     “Real Property” means (1) all parcels and tracts of land (including any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of, or abutting or adjoining, such parcels and tracts of land) owned by the Company, its Subsidiaries or Affiliates, including Fully Developed Land and Buildable Land or Undeveloped Land and (2) any Ground Lease Property used or usable in the conduct of the Company’s business and all Improvements and Appurtenances thereto.
     “Related Parties” means (1) Sellers; (2) the Company’s present directors, officers and shareholders; (3) any Affiliates of any of the foregoing; and (4) any Person of which any Seller or the spouse or any lineal descendant or ancestor of any Seller is an officer, director, member, partner, trustee, beneficiary or shareholder (other than, with respect to any Person which has equity securities listed on a national securities exchange or traded in the over-the-counter market, as a holder of not more than 2% of such Person’s outstanding equity securities).
     “Release” means any intentional or unintentional release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, dumping, leaching, pumping, pouring, or migration into the environment, atmosphere, soil, surface water, groundwater or property.
     “Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.
     “Seller” shall have the meaning ascribed to it in the Preamble.
     “Seller Indemnitees” means each Seller and his respective successors and assigns.
     “Sellers’ Representatives” means the Sellers’ attorneys-in-fact and agents in connection with the execution and performance of this Agreement.

     “Shares” shall have the meaning ascribed to it in the Preamble.
     “Software” means any and all: (1) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code; (2) databases and computations, including any and all data and collections of data; (3) documentation, including user manuals and training materials, relating to any of the foregoing; and (4) content and information contained in any website.
     “Subsidiaries” means all of the entities in which the Company holds or beneficially owns any direct or indirect interest, as such entities are specifically set forth on Schedule 3.3.8 of the Disclosure Schedule.
     “Tax” or “Taxes” means all federal, state, local, foreign and other income, sales, use, ad valorem, transfer or other taxes, fees, assessments or charges of any kind, together with any interest and any penalties with respect thereto.
     “Third Party Claim” means any action, lawsuit, proceeding, investigation, hearing, or like matter which is asserted or overtly threatened by a Person other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.
     “Unaudited Financial Statements” means the consolidated balance sheets, statements of income and retained earnings, statements of cash flows and notes to financial statements (together with any supplementary information thereto) of the Company and the Subsidiaries as of and for the years ended December 31, 2004 and December 31, 2003.
     “Undeveloped Land” means each parcel or tract of Real Property that is not Fully Developed and Buildable Land.
     1.2 Other Defined Terms. Other capitalized terms used in this Agreement which are not defined in this ARTICLE I shall have the meanings contained elsewhere in this Agreement.
     1.3 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computations to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP. All references to “dollars” or “$” in this Agreement shall mean United States dollars.
     1.4 Construction. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) references to Sections and Articles refer to the applicable Sections and Articles of this Agreement, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (e) the predicate of any noun or pronoun shall be the immediately preceding prior noun.

ARTICLE II
PURCHASE AND SALE OF SHARES
     2.1 The Acquisition. Each Seller hereby sells and delivers to Purchaser or a subsidiary of Purchaser, and Purchaser or such subsidiary hereby purchases and accepts from each Seller, all of the Sellers’ rights, title, interest in and to the Shares, free and clear of any Claims.
     2.2 Purchase Price and Other Payments.
          2.2.1 As consideration for the purchase of the Shares, Purchaser shall pay to Sellers the sum of $10,000,000.00 (the “Purchase Price”) in addition to other consideration as follows:
          (a) The sum of $9,000,000.00 being paid simultaneously with the execution of this Agreement and delivery of the Shares (the “Closing Payment”), which shall be paid by wire transfer of immediately available funds, in proportion to each Sellers’ respective percentage allocation as set forth on Schedule 2.2.1(a) hereto (each such Seller’s “Percentage Interest”);
          (b) Assumption of all of the existing debt of the Company to institutional lenders, as set forth on Schedule 2.2.1(b) of the Disclosure Schedule (the “Assumed Institutional Debt”); and
          (c) Assumption and pay-off of all of the existing debt of the Company (but not of any Subsidiary) owed to the Company’s shareholders as set forth in Schedule 2.2.1(c) of the Disclosure Schedule (the “Assumed Shareholder Debt”);
          2.2.2 The sum of $1,000,000 (the “Escrow Amount”) shall be paid to U.S. Bank, National Association (the “Escrow Agent”, to be held in an account in accordance with the Escrow Agreement attached hereto as Exhibit C (the “Escrow Agreement”). The Escrow Amount shall be used to secure the Sellers’ indemnification obligations described under Article IX hereof. Subsequent distribution of the Escrow Amount to the Sellers shall be made, pro rata, in accordance with respect to their respective percentage allocation set forth on Schedule 2.2.1(a) hereof subject to the terms and conditions provided in Section 9.9 and the Escrow Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 General Statement. The parties make the representations and warranties to each other which are set forth in this ARTICLE III. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any financial statement, exhibit, certificate or other document delivered by a party hereto to any other party pursuant to this Agreement or in connection herewith shall survive the execution of this Agreement (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by any of the parties to this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. All representations and warranties of the Company and the Sellers are made subject to the exceptions noted in the Disclosure Schedule.

     3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:
          3.2.1 Organization, Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
          3.2.2 Power and Authority. Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby, has been duly and validly authorized by all necessary corporate action and such authorization has not been withdrawn or amended in any manner.
          3.2.3 Enforceability. This Agreement has been duly executed and delivered by Purchaser. Assuming due and valid authorization, execution and delivery of this Agreement by the Company and each Seller, this Agreement is or will be the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          3.2.4 Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental or Regulatory Authority is required for or in connection with the execution of this Agreement by the Purchaser or the consummation by Purchaser of the transactions contemplated hereby.
          3.2.5 Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s articles of incorporation or bylaws, of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority or of any arbitration award to which the Purchaser is a party to or by which the Purchaser is bound.
          3.2.6 Brokers. Neither Purchaser nor any of its Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Sellers or the Company for arranging the transactions contemplated hereby or introducing the parties to each other.
     3.3 Representations and Warranties of the Company and Sellers. Each of the Company and the Controlling Sellers jointly and severally, and each of the Participating Sellers severally, and not jointly, and solely in respect of such Participating Seller’s Percentage Interest, represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule:

          3.3.1 Organization, Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each Subsidiary is a duly organized corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its respective state of organization.
          3.3.2 Foreign Good Standing. The Company and each Subsidiary has qualified as a foreign corporation, and is in good standing, under the Laws of all jurisdictions where the nature of its respective business or the nature or location of its respective assets requires such qualification.
          3.3.3 Power and Authority. The Company and each Subsidiary has all necessary corporate power and authority to carry on its respective business as such business is now being conducted. The Company has the corporate power and authority to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into by it pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action and such authorization has not been withdrawn or amended in any manner.
          3.3.4 Enforceability. This Agreement has been duly executed and delivered by the Company. Assuming due and valid authorization, execution and delivery of this Agreement by Purchaser, this Agreement is or will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief that may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          3.3.5 Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental or Regulatory Authority is required for or in connection with the execution of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.
          3.3.6 Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s articles of incorporation or bylaws, the organization documents of any of the Subsidiaries, of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority or of any arbitration award to which the Company and the Subsidiaries are party to or by which the Company or the Subsidiaries are bound.

          3.3.7 Conflicts Under Contracts. None of the Company or the Subsidiaries is a party to, or bound by, any unexpired, undischarged or unsatisfied Contract under the terms of which performance by the Company or the Subsidiaries according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, modification or cancellation, or whereby timely performance by the Company or the Subsidiaries according to the terms of this Agreement may be prohibited, prevented or delayed.
          3.3.8 Subsidiaries and Affiliates. With the exception of those Subsidiaries and Affiliates that are specifically set forth on Schedule 3.3.8 of the Disclosure Schedule, the Company or any Subsidiary does not hold or beneficially own any direct or indirect interest (whether a partnership, joint venture, common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.
          3.3.9 Directors and Officers. The names of (i) each director and officer of the Company and (ii) each member, manager and officer of each Subsidiary, in each case, along with his or her respective position(s) in the Company or in any Subsidiary, are set forth on Schedule 3.3.9 of the Disclosure Schedule.
          3.3.10 Constituent Documents; Books and Records. True, correct and complete copies of the articles of incorporation and all amendments thereto, the bylaws as amended and currently in force, all stock records, and corporate minute books and records, of the Company have been made available for inspection by Purchaser. Such stock records accurately reflect all Share transactions, the current stock ownership and a listing of all of the current shareholders of the Company. The corporate minute books and records of the Company contain true, correct and complete copies of all resolutions adopted by the directors and shareholders of the Company and represent actual, bona fide transactions. Such books and records have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. True, correct and complete copies of articles of incorporation, articles of organization, bylaws, operating agreements and other organization documents, as the case may be, of each of the Company’s Subsidiaries, as amended and currently in force, have been made available for inspection by Purchaser.
          3.3.11 Capitalization. The authorized capital stock of the Company consists solely of 100,000 shares of Common Stock. As of the date hereof, only 1,429 shares (constituting all of the Shares) are issued and outstanding. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding. All of the issued and outstanding Shares have been validly issued, are fully paid and nonassessable, and are solely owned beneficially and of record by the Sellers, free and clear of any Claims of any kind, in the exact number and percentage interests as set forth in Schedule 3.3.11 of the Disclosure Schedule. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities, contractual obligations to repurchase, redeem or otherwise acquire any capital stock of the Company, voting trusts, shareholders’ agreements or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or obligating the Company to issue any securities of any kind. With the exception of the Amended and Restated Shareholders Agreement, dated February 24, 2005, a true, correct and complete of which has been made available for inspection by Purchaser, there are no other agreements, voting trusts, understandings or arrangements by and among the shareholders of the Company.
          3.3.12 Financial Statements. Complete and accurate copies of the Financial Statements are contained in Schedule 3.3.12 of the Disclosure Schedule. The Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered by said statements, except for, in the case of the Interim Financial Statements, (a) normal year-end adjustments, which adjustments will not be material in amount or significance, and (b) the omission of footnote disclosures. The books and records of the Company and the Subsidiaries properly reflect all of the transactions entered into by the Company and the Subsidiaries. The Company has furnished to Purchaser complete and correct copies of any attorney’s responses to audit inquiry letters with respect to the Company and all management letters from the Company Accountants since its inception.
          3.3.13 Conduct of Business. Since the Interim Financial Statement Date, (a) the Company and each Subsidiary has conducted its business only in the ordinary course, (b) there has not been any Material Adverse Effect, (c) there has been no non-renewal or material amendment of any of the Permits held by or granted to the Company or any Subsidiary, and the Company and its Subsidiaries have used commercially reasonable efforts to maintain such Permits, (d) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company or any Subsidiary in an amount exceeding $10,000, individually or $50,000 in the aggregate; and (e) none of the Company, the Subsidiaries or the Sellers has taken or permitted to be taken any of the following actions: (i) amend the Company’s articles of incorporation or bylaws or any organizational documents of the Subsidiaries; (ii) split, combine or reclassify the Shares, or make any change in the Company’s or any Subsidiaries’ authorized capital stock or issue any shares of stock of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary, or to other equity securities of the Company or any Subsidiary, or grant any stock appreciation or similar rights; (iii) enter into any Contract or commitment, or amend or otherwise modify any of the terms of any of the Contracts outside the ordinary course of business in accordance with past practices that the Company has not disclosed to Purchaser; (iv) increase the compensation payable to any employee, except in the ordinary course of business consistent with past practices as described in the Disclosure Schedule; (v) establish or modify any targets, goals, bonuses, pools or similar provisions under any Benefit Plan, employment Contract or other employee compensation arrangement, independent contractor Contract or other compensation arrangement; (vi) incur or commit to incur any capital expenditures not set forth in the Disclosure Schedule in excess of $2,500 in any instance or $5,000 in the aggregate; (vii) sell, transfer or otherwise dispose of any asset or property, including any Intellectual Property, other than transfers of cash in payment of the Company’s or a Subsidiary’s Liabilities in the ordinary course of business in accordance with past practices that the Company has previously disclosed to Purchaser; (viii) acquire any assets or properties from any other Person, other than acquisitions in the ordinary course of business, consistent with past practice; (ix) incur, assume or guarantee any long-term or short-term Indebtedness, other than Indebtedness incurred in the ordinary course of business in accordance with past practices that the Company has previously disclosed to Purchaser; (x)

enter into any operating lease, other than in the ordinary course of business, consistent with past practice, and any lease for real property; (xi) pay, discharge or satisfy any claim, obligation or Liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Interim Financial Statements; (xii) fail to pay or delay payment of any Claim or other Indebtedness when due (unless being contested in good faith); (xiii) commence a lawsuit other than for the routine collection of bills; (xiv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (xv) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax return or any amendment to a Tax return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or make any distribution of funds or other assets to the Sellers; (xvi) reduce the amount of any insurance coverage provided by existing insurance policies, or fail to renew any such insurance policy; (xvii) do any act or omit to do any act, or permit any act or omission to occur, which will cause a breach by the Company, or any Subsidiary, of any Contract to which it is party; (xviii) institute or amend any employee benefit program or fringe benefit program with respect to the employees of the Company or any Subsidiary; (xix) enter into or modify any written employment Contract with any Person; (xx) fail to maintain or renew any Permits or fail to comply with any applicable Law; (xxi) make any change to the Company’s or any Subsidiary’s accounting methods, principles or practices; (xxii) revalue any of its assets, including writing off notes or Accounts Receivable or writing down any other assets; (xxiii) terminate or waive any right of substantial value; (xxiv) alter the conduct or operations of its business in any material respect; or (xxv) take or agree in writing or otherwise to take any of the actions described in this Section 3.3.13.
          3.3.14 Liabilities. Neither the Company nor any of the Subsidiaries has any Liabilities except for (a) Liabilities provided for or reserved against in the Financial Statements and not discharged subsequent to the dates of the Financial Statements and (b) Liabilities which have been incurred by the Company or the Subsidiaries subsequent to the Interim Financial Statement Date in the ordinary course of the Company’s business and not discharged since the Interim Financial Statement Date. Neither the Company nor any of the Subsidiaries has any Liability that relates to or has arisen out of a breach of Contract, breach of warranty, tort, or infringement by or against the Company or any claim or lawsuit involving the Company or the Subsidiaries. With the exception of those specifically set forth on Schedules 2.2.1(b) and 2.2.1(c) of the Disclosure Schedule, the Company does not have any Indebtedness in the nature of borrowed money from any bank or other lender, or any guarantee thereof.
          3.3.15 Adequate Cash. The Company and the Subsidiaries have adequate cash on hand or borrowing power to satisfy all accrued short-term liabilities and all trade payables of the Company and the Subsidiaries as of the date hereof. All borrowings by the Company under construction draw loans have been applied, in accordance with the Company’s use of funds representations to the applicable lender, to trade vendors and not for employee compensation or other general obligations of the Company.
          3.3.16 Assets. The Company and the Subsidiaries have good title to their respective assets, free and clear of any Claims, except for Permitted Liens. Except as disclosed in Schedule 3.3.16 of the Disclosure Schedule, no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the assets of the Company or the Subsidiaries has been recorded, filed, executed or delivered. The Company’s and the Subsidiaries’ assets are adequate to conduct their respective businesses as each is presently being conducted. The Company’s and the Subsidiaries’ respective assets and items of tangible personal property are in good operating condition and repair, normal wear and tear excepted.
          3.3.17 Accounts Receivable. All of the Accounts Receivable reflected on the Interim Financial Statements or incurred in the normal course of business since the Interim Financial Statement Date have arisen from bona fide transactions in the ordinary course of business and, to the extent not previously collected, are fully collectible, net of any allowance for doubtful accounts shown on the Interim Financial Statements, in the ordinary course of business in accordance with their terms and assuming that the methods of collection practices and procedures used in collection of the Accounts Receivable are consistent with those historically used by the Company and the Subsidiaries. None of the Accounts Receivable is or will be at the Closing Date subject to any counterclaim or set-off. All reserves, allowances and discounts with respect to the Accounts Receivable were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company and the Subsidiaries in the ordinary course of business.
          3.3.18 Insurance. Schedule 3.3.18 of the Disclosure Schedule contains a true, correct and complete list and description (including insurer, coverages, annual premium, deductibles, limitations and expiration dates) of all insurance policies (including fire and casualty, general liability, theft, life, workers’ compensation, directors and officers, business interruption, reinsurance and all other forms of insurance) which are owned by the Company and the Subsidiaries or which name the Company or the Subsidiaries as an insured (or loss payee), including without limitation those which pertain to the Company’s and the Subsidiaries’ respective assets, employees or operations. All such insurance policies are in full force and effect, all premiums have been paid thereunder and none of the coverage provided by such policies will terminate or lapse by reason of any of the transactions contemplated by this Agreement. In the three year period ending on the date hereof, neither the Company nor the Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that insurance rates will thereafter be substantially increased, there will thereafter be no renewal of an existing policy, or that material alteration of any owned or leased personal or real property, purchase of additional equipment, or material modification of the Company’s or its Subsidiaries methods of doing business, will be required or is suggested. With the exception of those set forth on Schedule 3.3.18, there are no pending claims that have been denied insurance coverage. Neither the Company nor any of the Subsidiaries has failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any insurance policy. Schedule 3.3.18 of the Disclosure Schedule sets forth a list of all claims made under any insurance policies covering the Company and the Subsidiaries in the last three years. Neither the Company nor any of the Subsidiaries has received notice that any insurer under any policy is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

          3.3.19 Bank Accounts. Schedule 3.3.19 of the Disclosure Schedule contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box, (b) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or any Subsidiary, and (c) all instruments or agreements to which the Company or any Subsidiary is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.
          3.3.20 Taxes.
               (a) The Company and each Subsidiary has properly completed and filed on a timely basis all Returns required to be filed. Such Returns are accurate and complete in all material respects. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of or information regarding the Company or the Subsidiaries required to be shown thereon.
               (b) With respect to all amounts in respect of Taxes imposed upon the Company or any Subsidiary or for which the Company or any Subsidiary is or could be liable, whether to taxing authorities or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Laws have been complied with and all amounts required to be paid by the Company or any Subsidiary to taxing authorities have been paid.
               (c) To the Knowledge of the Company, no issues have been raised and are currently pending by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by or requested from the Company or any Subsidiary. All deficiencies asserted or assessments made as a result of any examinations of Returns previously filed by the Company or any Subsidiary have been fully paid, or are fully reflected as a liability in the Financial Statements and the Interim Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the Financial Statements and the Interim Financial Statements.
               (d) Neither Company nor any Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.
               (e) All material elections with respect to Taxes affecting the Company or the Subsidiaries are set forth in Schedule 3.3.20 of the Disclosure Schedule.
               (f) None of the assets of the Company or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
               (g) Neither the Company nor any Subsidiary has entered into a reportable transaction with the meaning of Section 6011 of the Code or the regulations thereunder.
               (h) Neither the Company nor any Subsidiary has agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

               (i) None of the Sellers is a Person other than a United States person within the meaning of the Code and the transactions contemplated hereby are not subject to the withholding provisions of Section 3406 or subchapter A of Chapter 3 of the Code.
               (j) The Company and each Subsidiary has disclosed on its Returns all positions taken therein that could reasonably give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.
               (k) Neither the Company nor any Subsidiary has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.
               (l) The unpaid Taxes of the Company or the Subsidiaries do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Interim Financial Statements, as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Company.
               (m) The Company has duly elected to be treated and has been qualified as an “S corporation” under the Code (and for all pertinent state tax purposes) for each taxable year since its incorporation, and the Company does not have any potential liability for Tax under Section 1374 of the Code or comparable provisions under state or local Law. Neither the Company nor the Sellers have taken any action which would cause a termination of the Company’s “S” election, or which would disqualify the Company as an S corporation.
          3.3.21 Contracts. Schedule 3.3.21 of the Disclosure Schedule contains a true, correct and complete list of each undischarged Contract (including all amendments thereto) that is material to the conduct of the Company’s or any Subsidiaries’ businesses and to which the Company or any Subsidiary is a party to, including without limitation, all agreements with (a) suppliers or vendors; (b) independent contractors and subcontractors; (c) developers; and (d) any Governmental or Regulatory Authority. Furthermore, Schedule 3.3.21 of the Disclosure Schedule contains a true, correct and complete list of all material personal property and equipment leases, employment Contracts, consulting Contracts, all agreements of sale for the purchase of homes that have not closed, all Contracts under which the Company or any Subsidiary has created, incurred, assumed or guaranteed Indebtedness of more than $10,000, all Contracts that give the Company or any Subsidiary any right to purchase land, including options, letters of intent, rights of first offer and other similar Contracts, and all written warranties, guaranties and/or other similar undertaking with respect to contractual performance extended by the Company or any Subsidiary. Each Contract required to be set forth on the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms. The Company is in compliance with all material terms and requirements of each such Contract and, to the Knowledge of the Company, each other Person that is party to any such Contract is in compliance with the terms and requirements of such Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company, a Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any such Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company or any Subsidiary under any such Contract other than with respect to non-material amounts in the ordinary course of business, and no Person has made a written demand for such renegotiation. The Company or any Subsidiary has not released or waived any of its rights under any such Contract.
          3.3.22 Material Adverse Effect. Neither the Company or any Subsidiary has suffered or been threatened with, and no Seller has knowledge of any facts which may cause or result in, any Material Adverse Effect including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, a moratorium or permit allocation scheme or any changes that may have a Material Adverse Effect on any relationship between the Company or a Subsidiary and its respective customers, suppliers or employees or related to any Contract.
          3.3.23 Suppliers. Set forth in Schedule 3.3.23 of the Disclosure Schedule are the names and addresses of all the suppliers from which the Company or the Subsidiaries ordered homebuilding supplies, or other goods or services with an aggregate purchase price of $5,000 or more during the twelve-month period ended November 30, 2005 and the amount for which each such supplier invoiced the Company or the Subsidiaries during such period. The Company or any Subsidiary has not received any notice or has any reason to believe that any such supplier will not sell supplies, merchandise and other goods to the Company or to any Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company or to the Subsidiary, subject only to general and customary price increases and decreases.
          3.3.24 Related Parties Transactions. With the exception of those items set forth Schedule 3.3.24 of the Disclosure Schedule, neither Company nor any Subsidiary has entered into any Contracts, arrangements or other business relationships with any of the Related Parties other than normal employment arrangements and Benefit Plans (all of which are disclosed in the Disclosure Schedule). With the exception of the shareholder notes that are set forth in Schedule 3.3.24 of the Disclosure Schedule, neither the Company nor any Subsidiary is owed or owes any amount from or to the Related Parties (excluding reasonable and customary employee compensation and other ordinary incidents of employment). No property or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the business of the Company or a Subsidiary, is presently owned by or leased by or to any Related Party. Neither the Company nor any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the business of the Company or any Subsidiary.
          3.3.25 Permits. Schedule 3.3.25 of the Disclosure Schedule contains a true, correct and complete list of, and the Company possesses, all Permits which are required in order for the Company and each Subsidiary to conduct its business as presently conducted or proposed to be conducted. The Company, the Subsidiaries and Sellers have delivered complete and accurate copies of each Permit to Purchaser. The Company and each Subsidiary has not received any citation, suspension, revocation, limitation, warning or similar notice regarding the Permits. With the exception of those jurisdictions set forth on Schedule 3.3.25 of the Disclosure Schedule, neither the Company nor any Subsidiary does not have any operations outside of the State of Georgia.

          3.3.26 Employee Benefit Plans. With respect to the Benefit Plans of the Company:
               (a) The Company does not maintain, administer or contribute to any Benefit Plan other than those Benefit Plans set forth on Schedule 3.3.26 of the Disclosure Schedule.
               (b) The Company does not maintain or contribute to any plan or arrangement providing medical or life insurance benefits to former employees or their dependents, other than benefits provided in the event of disability and conversion privileges.
               (c) Each Benefit Plan complies, in form and operation, in all material respects, with all applicable Laws, including ERISA and the Code.
               (d) All reports and information relating to each Benefit Plan required to be filed with any Governmental or Regulatory Authority have been timely filed and are accurate in all material respects. All reports and information relating to each Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided. To the Knowledge of the Company, no fiduciary of any Benefit Plan has committed a breach of any responsibility or obligation imposed upon fiduciaries under ERISA with respect to such Benefit Plan.
               (e) There are no actions, suits, proceedings, investigations or hearings pending or, to the Knowledge of the Company, overtly threatened with respect to any Benefit Plan or any fiduciary or assets thereof, other than claims for benefits arising in the ordinary course of any Benefit Plan.
          3.3.27 Employee Relations. With respect to the employees of the Company and any Subsidiary:
               (a) To the Knowledge of the Company, no employee of the Company or a Subsidiary is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person that materially adversely affects or will affect the performance of that employee’s duties as an employee of the Company or any Subsidiary following the Closing. To the Knowledge of the Company, no officer or other key employee of the Company or a Subsidiary intends to terminate employment with the Company or any Subsidiary prior to or following the Closing.
               (b) There is not presently pending or, to the Knowledge of the Company, overtly threatened any: (i) strike, slowdown, picketing, work stoppage or employee grievance process; (ii) charge, grievance proceeding or other claim against or affecting the Company or any Subsidiary relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental or Regulatory Authority; (iii) union organizational activity or other labor or employment dispute against or affecting the Company; or (iv) application for certification of a collective bargaining agent.

               (c) To the Knowledge of the Company, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute with respect to the Company or any Subsidiary. There is no lockout of any employees of the Company, and no such action is contemplated by the Company or any Subsidiary.
               (d) No employee of the Company or a Subsidiary has any claim against the Company or any Subsidiary (whether under Law, any employment Contract or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salaries, other than wages or salaries for the current payroll period, or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the 12 month period immediately prior to the date of this Agreement. The Company and each Subsidiary has made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to its respective employees and such accounts have positive balances.
               (e) Schedule 3.3.27 of the Disclosure Schedule contains a true, correct and complete list of all employees of the Company and Subsidiaries as of the date of this Agreement, together with their base salaries, bonuses and positions. The Disclosure Schedule correctly states the number of employees laid-off by Company or any Subsidiary in the 90 days preceding the date hereof.
               (f) To the Knowledge of the Company, no employee of the Company or any Subsidiary is an undocumented alien or has been hired in violation of the immigration Laws.
               (g) The employees and former employees of the Company and any Subsidiary who have (or have had) access to confidential or proprietary information of the Company have executed confidentiality and assignment of inventions forms which, to the Knowledge of the Company, are adequate to protect the Company’s or any Subsidiaries’ proprietary interest therein.
               (h) The employment of each of the Company’s and Subsidiaries’ employees, other than James B. Parker, Jr. and Andrew H. Chandler, Jr., is terminable at will without cost to the Company, except for payments required under the Benefit Plans and the payment of accrued salaries or wages and vacation pay.
          3.3.28 Litigation and Claims. Except as set forth on Schedule 3.3.28, there is no litigation or proceeding, at law or in equity, and there are no proceedings or governmental investigations before any Governmental or Regulatory Authority, pending or, to the Knowledge of the Company, threatened against any Seller, the Company, any Subsidiary or the officers, directors or Affiliates of the Company, with respect to or affecting the Company’s or any Subsidiary’s operations, Contracts, business or assets, or with respect to the consummation of the transactions contemplated hereby nor, to the Knowledge of the Company, is there any basis for any of the foregoing.

          3.3.29 Decrees, Orders or Arbitration Awards. The Company and each Subsidiary is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental or Regulatory Authority) with respect to or affecting the Company’s or the Subsidiary’s operations, business or assets.
          3.3.30 Compliance with Laws. The Company and each Subsidiary is not in violation of, or delinquent in respect to, any decree, order or arbitration award or Law of or agreement with, or any Permit from, any Governmental or Regulatory Authority to which the property, assets, personnel or business activities of the Company or any Subsidiary are subject, including Laws relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination. During the last three years, the Company and each Subsidiary has not received from any Governmental or Regulatory Authority any written notification with respect to possible noncompliance of any decree, order, writ, judgment or arbitration award or any Law.
          3.3.31 Environmental Matters. There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. The Company and each Subsidiary (a) is in compliance with all applicable Environmental Laws and Environmental Permits, and (b) possesses all Environmental Permits which are required for the operation of its business and operations, all of which are set forth on Schedule 3.3.31 of the Disclosure Schedule. The Company or each Subsidiary has not received any communication alleging that it is not, or at any time has not been, in compliance with any applicable Environmental Laws or Environmental Permits, nor has the Company or any Subsidiary received any written notice from any Person with respect to any Real Property or Leased Real Estate of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law. No Real Property or Leased Real Estate is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA or any comparable state list. Since acquired or leased by the Company, (i) there is not and has not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any Real Property or Leased Real Estate in violation of Environmental Laws, (ii) there are no underground or above-ground storage tanks located on any Real Property or Leased Real Estate, and (iii) all underground or above-ground storage tanks previously located at any Real Property or Leased Real Estate (and not presently thereat as of the date hereof), were removed in accordance with all Environmental Laws. There has been no Release or, to the Knowledge of the Company, any threat of Release, of any Hazardous Substance at or from any Real Property or Leased Real Estate.
          3.3.32 Real Property.
               (a) Schedule 3.3.32(a) of the Disclosure Schedule contains a true, correct and complete legal description, street address (to the extent one exists) and tax parcel identification number of each tract, parcel and subdivided lot constituting all of the Real Property owned by the Company or Subsidiaries or which is the subject of any Contract to which the Company or any Subsidiary is a party, and the Disclosure Schedule correctly identifies such Real Property as Fully Developed and Buildable Land or Undeveloped Land and states whether each such tract, parcel or lot is held as inventory or is used for some other purpose. For Undeveloped Land, the Disclosure Schedule shall identify the zoning and/or permit approval status of each parcel along with the number of subdividable lots upon which homes are to be constructed. For Fully Developed and Buildable Land, the Disclosure Schedule shall identify all subdivided lots upon which a home is fully constructed or under construction. For lots upon which a home is currently under construction, a percentage of completion shall be designated for each such lot as of the Closing Date. For existing lots upon which a home has been fully constructed, the Disclosure Schedule shall designate whether it is a model, speculative or sold unit as of the Closing Date. Upon Closing, Purchaser will acquire all of the right, title and interest of the Company in the respective Real Property, including, but not limited to, any Improvements constructed thereon and any Contracts related thereto. Except as disclosed in the Disclosure Schedule, the Company (either itself or through its Subsidiaries) owns good and marketable title to its fee simple estates in the Real Property, free and clear of all Claims other than the Permitted Liens. True, correct and complete copies of (i) all deeds, existing title insurance policies, plans of subdivision, all title encumbrances and exceptions and surveys of or pertaining to the Real Property and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Claims on the Real Property have been delivered to Purchaser.
               (b) The use of the Real Property for the various purposes for which it is presently being used, or for which it is being planned to be used, is permitted under all applicable Laws and is not subject to “permitted nonconforming” use or structure classifications. All Improvements on the Real Property are in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any improvement on the Real Property encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property that encroach on any part of the Real Property.
               (c) With respect to the Real Property, each lot abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such lot, is supplied with public or quasi-public utilities to the boundaries of the lot and other services appropriate for the operation of the Improvements, if any, located thereon and no lot for a home is located within any flood plain or area subject to wetlands regulation or any similar restriction. All offsite easements required in connection with the development and subsequent construction of homes upon any lots within the Real Property have been obtained and paid for by the Company or a Subsidiary. With respect to the Real Property, all water, sewer, electric and telephone facilities and all other utilities required for the normal use and operation of the residences constructed or to be constructed on the lots are installed within the streets or sidewalks of the lots and can be connected for use by the residences without charge except the normal and usual nondiscriminatory tap fees and utilities charges. With respect to the Real Property, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any lot or that would prevent or hinder the continued use of any lot as heretofore used in the conduct of the Company’s or a Subsidiary’s business.
               (d) For each parcel of Real Property that is subject to a recorded plat, Purchaser has been provided with a complete copy of such recorded plat. For each Real Property or Contract which constitutes an option to purchase Real Property that is not subject to a recorded plat, the Company and Sellers have no knowledge of (i) any notification from any Governmental or Regulatory Authority indicating that such tract or parcel is subject to any Law outside of the ordinary course of business, or not uniformly imposed on all similar properties within such Governmental or Regulatory Authority’s jurisdiction or (ii) any notification from any Governmental or Regulatory Authority indicating that any plans to develop such tract or parcel may not be approved or may be approved with less density than the current zoning designation Permits.
               (e) Schedule 3.3.32(e) of the Disclosure Schedule contains a true, correct and complete list of all street addresses and legal descriptions of the Leased Real Estate. All Leased Real Estate is leased to the Company or a Subsidiary pursuant to written leases, complete and accurate copies of which have been previously delivered to Purchaser, and all of which are in full force and effect. Except as set forth in Schedule 3.3.32(e) of the Disclosure Schedule, the Company has not subleased any Leased Real Estate. To the Knowledge of the Company, the Leased Real Estate is not subject to any leases or tenancies of any kind, except for the Company’s leases. The Leased Real Estate constitutes all of the real property and Improvements leased by the Company.
               (f) The Leased Real Estate is not in possession of any adverse possessors, is used in a manner which is consistent and permitted by applicable zoning ordinances and other Laws without special use approvals or permits, are served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Company’s business, is in good condition and repair, and requires no work or Improvements to bring it into compliance with any applicable Law or to repair or maintenance the Improvements thereon. None of the utility companies serving any of the Leased Real Estate has threatened the Company with any reduction in service.
               (g) To the Knowledge of the Company, there are no challenges or appeals pending regarding the amount of the real estate Taxes on, or the assessed valuation of, the Leased Real Estate, and no special arrangements or agreements exist with any Governmental or Regulatory Authority with respect thereto. There are no condemnation proceedings pending or, to the Knowledge of the Company, threatened with respect to any portion of the Leased Real Estate. There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to the Knowledge of the Company, threatened with respect to any portion of the Leased Real Estate.
          3.3.33 Intellectual Property.
               (a) Schedule 3.3.33 of the Disclosure Schedule sets forth a complete and accurate list of any and all U.S. and foreign copyright registrations, copyright applications, patents and patent applications, trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks included within the Intellectual Property, owned, licensed or otherwise used by the Company or any Subsidiary (collectively, the “Company Intellectual Property”) and identifies each as owned, licensed or otherwise used.

               (b) Schedule 3.3.33 of the Disclosure Schedule sets forth a complete and accurate list of all Proprietary Software and Software which is licensed, leased or otherwise used by the Company (other than “off-the-shelf” Software), and identifies which Software is owned, licensed, leased or otherwise used, as the case may be.
               (c) Schedule 3.3.33 of the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property Licenses.
               (d) The Company is the owner of, or has exclusive rights to use, all of the Company Intellectual Property.
               (e) The conduct of the Company’s business and the exercise of its rights relating to the Company Intellectual Property do not infringe upon or otherwise violate the intellectual property rights of any Person.
               (f) To the Knowledge of the Company, no Person is infringing upon or otherwise violating any of the Company Intellectual Property.
               (g) The Company has not received notice of any claims, and, to the Knowledge of the Company, there are no pending claims, of any Persons relating to the scope, ownership or use of any of the Company Intellectual Property.
               (h) The Company has not licensed or sublicensed its rights in any of the Company Intellectual Property or received or granted any such rights, other than pursuant to Intellectual Property Licenses.
               (i) All Proprietary Software was developed either by employees of the Company within the scope of their employment or by independent contractors who have assigned their right to the Company pursuant to written agreements.
          3.3.34 Product Liability. Each of the residential homes built, sold and delivered by the Company or a Subsidiary was, at the time of delivery, in compliance in all respects with all applicable Laws and is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in connection with the sale. There is no design defect or construction defect or common element defect with respect to any of such homes and there is no presence of mold or existing water intrusion issues with respect to a home under construction or built and sold by the Company or a Subsidiary and neither the Company nor any Subsidiary has received any notice of same from any contractor, supplier, vendor, contract purchaser or owner of a home constructed by the Company or a Subsidiary. To the Knowledge of the Company, there are no claims, actions, suits, inquiries, proceedings or investigations pending or threatened against the Company or any Subsidiary that any of such homes are defective or were improperly designed or constructed or improperly labeled or otherwise improperly described for use and there is no known basis for any of the foregoing. Each of the homes constructed, sold, and delivered by the Company or a Subsidiary has conformed in all material respects with all basic plans and specifications and applicable contractual commitments agreed to between the Company or the Subsidiary and the purchaser of such home, and the Company or the Subsidiary has no Liabilities for replacement thereof or other Damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Financial Statements, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company or the Subsidiary.
          3.3.35 Commercial Bribery. None of the Company, Subsidiaries, Sellers, or, to the Knowledge of the Company, any of the Company’s or any Subsidiary’s former or current officers, directors, employees, agents or representatives, has made, directly or indirectly, with respect to the business of the Company or any Subsidiary, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, neither Sellers nor the Company has directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to the Company’s employees and sales representatives with respect to such sales.
          3.3.36 No Omissions. The representations and warranties of the Company, the Subsidiaries and each Seller in this Agreement, and all representations, warranties and statements of the Company, the Subsidiaries and each Seller contained in any schedule, Financial Statement, exhibit, list, certificate or other document delivered pursuant hereto or in connection herewith, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading.
          3.3.37 Brokers. With the exception of BB&T Capital Markets, none of the Company, the Sellers or any of their respective Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser, the Company or the Sellers for arranging the transactions contemplated hereby or introducing the parties to each other. The Sellers shall bear full responsibility for any fee or commission that may be due and payable to BB&T Capital Markets or any other brokers or advisors retained on their behalf in connection with the transactions that are contemplated by this Agreement.
     3.4 Representations and Warranties of the Sellers. Each Controlling Seller, jointly and severally in respect of all Sellers, and each Participating Seller individually and solely in respect of such Seller (and only such Seller) and not jointly and severally in respect of all Sellers, represents and warrants to Purchaser as follows:
          3.4.1 Power and Authority. Such Seller has full power and authority to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby.
          3.4.2 Enforceability. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief that may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          3.4.3 Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental or Regulatory Authority is required for or in connection with the consummation by such Seller of the transactions contemplated hereby.
          3.4.4 Conflicts With Laws. Neither the execution and delivery of this Agreement by such Seller, nor the consummation by him or her of the transactions contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of any statute or administrative regulation or of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority, court or of any arbitration award, to which such Seller is a party or by which such Seller is bound.
          3.4.5 Conflicts Under Contracts. Such Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral Contract, agreement, indenture, mortgage, debenture, note or other instruments under the terms of which the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby by such Seller will require a consent, approval, or notice or result in a lien on the Shares owned by such Seller.
          3.4.6 Title to Shares. Each Seller has good and marketable title to the Shares which are to be transferred to the Purchaser by such Seller pursuant to this Agreement, free and clear of any and all Claims (including covenants, conditions, restrictions, voting trust arrangements, encumbrances, security interests, options and adverse claims or rights whatsoever). No Seller is, nor will he be, required to give any notice to or obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.
ARTICLE IV
[INTENTIONALLY OMITTED.]
ARTICLE V
[INTENTIONALLY OMITTED.]
ARTICLE VI
CLOSING
     6.1 Closing Documents. At the Closing, the parties are delivering the documents, and performing the acts, which are set forth in this ARTICLE VI.

     6.2 Purchaser’s Deliveries. Purchaser hereby executes and/or delivers to Sellers all of the following:
          6.2.1 the Closing Payment;
          6.2.2 a certificate of the secretary of Purchaser certifying as true, correct and complete the following: (a) the incumbency and specimen signature of each officer of Purchaser executing this Agreement and any other document delivered hereunder on behalf of Purchaser; (b) a copy of Purchaser’s certificate of incorporation and bylaws; and (c) a copy of the resolutions of Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and any other documents delivered by Purchaser hereunder;
          6.2.3 a closing certificate executed by an executive officer of Purchaser, on behalf of Purchaser, pursuant to which Purchaser certifies to Sellers that: (a) all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Sellers in writing, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed); and (b) all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser;
          6.2.4 the Employment Agreement (including all documentation relating to the grant of contingent restricted stock of Purchaser) and a Noncompetition Agreement, each to be entered into with each of James B. Parker, Jr. and Andrew H. Chandler, Jr., respectively, executed by a duly authorized officer of Purchaser; and
          6.2.5 without limitation by specific enumeration of the foregoing, all other documents reasonably required from the Company and Sellers to consummate the transactions contemplated hereby.
     6.3 Company’s and Sellers’ Deliveries. The Company and Sellers, as applicable, hereby execute and/or deliver to Purchaser all of the following:
          6.3.1 certificates representing all outstanding Shares, duly endorsed in blank or with duly executed stock powers attached;
          6.3.2 physical possession of all records, tangible assets, licenses, policies, Contracts, plans, leases or other instruments owned by or pertaining to the Company which are in the possession of Sellers;
          6.3.3 the minute books and stock records of the Company and each Subsidiary;
          6.3.4 evidence demonstrating that the Company and the Subsidiaries have adequate cash on hand or borrowing power to satisfy all accrued short-term liabilities and all trade payables of the Company and the Subsidiaries as of the date hereof;
          6.3.5 a certificate executed by each Seller, certifying that each Seller is not a person or entity subject to withholding under the Foreign Investment in Real Property Tax Act, as amended;

          6.3.6 landlord waivers with respect to all property of the Company located at the Leased Real Estate, such waivers to be in form and substance reasonably satisfactory to Purchaser;
          6.3.7 copies of all of the Required Consents;
          6.3.8 a Seller Release, in the form of Exhibit D attached hereto, duly executed by each Seller;
          6.3.9 the written resignations effective as of the Closing Date of such directors, officers and managers of the Company and each Subsidiary as requested by Purchaser to resign;
          6.3.10 certified copies of (a) the Company’s articles of incorporation issued by the Secretary of State of the State of Georgia and (b) each Subsidiary’s articles of incorporation or articles of organization, as the case may be, issued by the secretary of state of the applicable jurisdiction;
          6.3.11 certificates of good standing for each of the Company and its Subsidiaries issued not earlier than fifteen days prior to the Closing Date, by the secretaries of state of the applicable jurisdictions;
          6.3.12 a certificate of the secretary of the Company certifying as true, correct and complete the following: (a) the incumbency and specimen signature of each Seller and each officer of the Company executing this Agreement and any other document delivered hereunder on behalf of the Company or Sellers; (b) a copy of the bylaws of the Company; (c) copies of the bylaws or operating agreements of the Subsidiaries; and (d) a copy of the resolutions of the Company’s board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and any other documents delivered by the Company hereunder;
          6.3.13 a closing certificate duly executed by the President of the Company, on behalf of the Company, and by each Seller, pursuant to which the Company and each Seller certifies to Purchaser that: (a) all covenants required by the terms hereof to be performed by either the Company and each Seller on or before the Closing Date, to the extent not waived in writing by Purchaser, have been so performed (or if any such covenant has not been so performed, indicating that such covenant has not been performed); and (b) all documents to be executed by the Company and each Seller and delivered at the Closing have been executed by duly authorized officers of the Company and by each Seller, as applicable;
          6.3.14 the Employment Agreement (including all documentation relating to the grant of contingent restricted stock of Purchaser) and a Noncompetition Agreement, each to be entered into with each of James B. Parker, Jr. and Andrew H. Chandler, Jr., respectively, and each duly executed by James B. Parker, Jr. and Andrew H. Chandler, Jr., respectively;
          6.3.15 confidentiality and noncompetition agreements to be entered into with employees of the Company as may be requested by Purchaser;

          6.3.16 the written opinions of Schreeder, Wheeler & Flint, LLP, counsel to the Company and the Sellers, dated as of the Closing Date, in substantially the form of Exhibit F attached hereto; and
          6.3.17 without limitation by specific enumeration of the foregoing, all other documents reasonably required from Purchaser to consummate the transactions contemplated hereby.
ARTICLE VII
POST-CLOSING AGREEMENTS
     7.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this ARTICLE VII.
     7.2 Inspection of Records. Each Seller shall make his books and records (including work papers in the possession of his accountants) with respect to his investment in the Company available for inspection by Purchaser, or by Purchaser’s duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven year period after the Closing Date, with respect to all transactions of the Company occurring prior to the Closing, and the historical financial condition, assets, Liabilities, operations and cash flows of the Company. As used in this Section 7.2, the right of inspection includes the right to make extracts or copies.
     7.3 Use of Trademarks. Each Seller shall not use, and shall not license or permit any third party to use, any name, slogan, logo or trademark which is deceptively similar to any of the names or trademarks used in connection with the business of the Company or any Subsidiary.
     7.4 Payments of Accounts Receivable. In the event any Seller shall receive any instruments of payment of any of the Accounts Receivable, such Seller shall forthwith deliver such instruments to the Company or Purchaser, endorsed where necessary, without recourse, in favor of the Company or Purchaser.
     7.5 Third Party Claims. The parties hereon shall cooperate with each other with respect to the defense of any Third Party Claims subsequent to the Closing Date which are not subject to the indemnification provisions contained in ARTICLE IX, provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.
     7.6 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.
     7.7 Company’s Release. The Company shall deliver to Sellers the Company’s Release, in the form of Exhibit E attached hereto and duly executed by its authorized officer, immediately after Closing.

ARTICLE VIII
OTHER AGREEMENTS
     8.1 Confidentiality. Each of the parties hereto hereby agrees to keep the existence and terms of this Agreement (except to the extent contemplated hereby), and such information or knowledge obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is or becomes generally known to the public and did not become so known through any violation of Law, or a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality of the disclosing party or any other party with respect to such information, (c) is later lawfully acquired by such party without confidentiality restrictions from other sources not bound by applicable confidentiality restrictions, (d) is required to be disclosed under applicable Law or the rules of the Securities and Exchange Commission or any stock exchange, (e) is required to be disclosed to satisfy a condition of this Agreement and (f) is required to be disclosed by order of court or Governmental or Regulatory Authority with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or seek a protective order and take any other available action) or in connection with any lawsuit or arbitration proceeding between the parties hereto (and in such event only to the extent such disclosure is required).
     8.2 Publicity. Except as otherwise required by Law or the rules of the Securities and Exchange Commission or any stock exchange, press releases and other publicity concerning this transaction shall be made only with the prior agreement of Sellers and Purchaser (and in any event, the parties shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).
     8.3 Certain Tax Matters.
          8.3.1 The Company and Sellers shall be liable for, duly prepare, or cause to be prepared, file, or cause to be filed, and pay on a timely basis, all tax returns for the Company for any taxable year or period ending on or before the Closing Date. The Company and Sellers shall provide such tax returns to Purchaser for review at least 30 days prior to the applicable due date (including extensions where applicable) and shall make such changes to the tax returns as may be reasonably requested by Purchaser. No Seller shall file any amended tax returns with respect to the Company without the prior written consent of Purchaser.
          8.3.2 Purchaser shall have the right to control any audit or examination of the Company’s Taxes by any Governmental or Regulatory Authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes (collectively with any audits or examinations, “Tax Proceedings”) for all taxable periods of the Company. The Sellers shall have the right (but not the duty) to participate in any Tax Proceedings with respect to taxable periods for which the Sellers are charged with the payment of the Company’s Taxes, and to employ counsel, at their own expense, separate from the counsel employed by Purchaser. Purchaser and Sellers shall cooperate in the defense or prosecution of any Tax Proceeding.

Purchaser and Sellers agree to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental or Regulatory Authority. The Sellers shall execute or cause to be executed any powers of attorney or other documents reasonably requested by Purchaser to enable Purchaser to take any and all actions it reasonably needs to take with respect to any Tax Proceedings.
     8.4 Employee Matters. The Company and each Seller will use their best efforts to retain, and will assist Purchaser’s efforts to retain, as may be reasonably requested by Purchaser, key employees of the Company, and/or to find suitable replacements in the event of the termination of employment of any such key employees. At the Closing, Purchaser will enter into Employment Agreements and Noncompetition Agreements with each of James B. Parker, Jr. and Andrew H. Chandler, Jr., respectively.
     8.5 Personal Guarantees. Purchaser shall either (a) at Closing assume the personal guarantees previously made by any Seller with respect to any Assumed Institutional Debt, as such guarantees are set forth on Schedule 8.5, to the extent that any guaranteed parties thereunder consent to the substitution of Purchaser thereunder or (b) indemnify and hold harmless such Seller on account of any such personal guarantees, to the extent that any guaranteed parties thereunder do not consent to the substitution of Purchaser thereunder.
     8.6 Sellers’ Representatives.
          8.6.1 Each of the Sellers hereby irrevocably constitutes and appoints the Controlling Sellers, acting individually or collectively, as the Sellers’ Representative to represent the interests of the Sellers and to act as the attorneys-in-fact and agents for and on behalf of each Seller. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Sellers. Each Seller hereby irrevocably grants each Sellers’ Representative full power and authority: (a) to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such documents as may be deemed by each Sellers’ Representative, in his sole discretion, to be appropriate to consummate this Agreement and the other transactions contemplated hereby, including without limitation, the Escrow Agreement; (b) to endorse and to deliver on behalf of such Seller, certificates representing the Shares to be surrendered by such Seller at the Closing; (c) to acknowledge receipt at the Closing of the Closing Payment, and to certify, on behalf of such Seller, as to the accuracy of the representations and warranties of such Seller under, or pursuant to the terms of, this Agreement; (d) to dispute or refrain from disputing, on behalf of such Seller, any claim made by Purchaser under this Agreement; (e) to negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; (f) to execute, on behalf of such Seller, any settlement agreement, release or other document; (g) to give or to agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications, deemed by the Sellers’ Representative, in his sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith; (h) to enforce, on behalf of such Seller, any claim against Purchaser arising under this Agreement; (i) to engage attorneys, accountants and agents at the expense of the Sellers; and (j) to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Sellers’ Representative deem, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement.
          8.6.2 Each Seller hereby agrees that: (a) Purchaser shall be entitled to rely on any and all action taken by one or both Sellers’ Representatives, under this Agreement or documents contemplated hereby without any liability to, or obligation to inquire of, any of the Sellers or the other Sellers’ Representative; (b) notice to any Sellers’ Representative, delivered in the manner provided in Section 11.1, shall be deemed to be notice to all Sellers for the purposes of this Agreement; (c) the power and authority of each Sellers’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed; and (d) if both of the Sellers’ Representatives resign or are removed or otherwise cease to function in their capacity as such for any reason whatsoever, and no successor is appointed by the Sellers within thirty (30) days, then Purchaser shall have the right to appoint one or more of the Sellers to act as the substitute Sellers’ Representative, to serve as described in this Agreement.
          8.6.3 Each Seller, jointly and severally, shall indemnify the Purchaser Indemnitees against, and agree to hold the Purchaser Indemnitees harmless from, any and all Damages incurred or suffered by any Purchaser Indemnitee arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this Section 8.6, including without limitation, with respect to (a) actions taken by each Sellers’ Representative and (b) reliance by any Purchaser Indemnitee on, and actions taken by any Purchaser Indemnitee in response to or in reliance on, the instructions of, notice given by or any other action taken by each Sellers’ Representative.
          8.6.4 The Sellers shall jointly and severally indemnify each Sellers’ Representative against any Damages (except such Damages as result from such Seller’s Representative’s gross negligence or willful misconduct) that such Seller may suffer or incur in connection with any action or omission of such Sellers’ Representative. Each Seller shall bear its pro-rata portion of such Damages. No Sellers’ Representative shall be liable to any Seller with respect to any action, omission taken or omitted to be taken pursuant to this Section 8.6, except for such Sellers’ Representative’s gross negligence or willful misconduct.
ARTICLE IX
INDEMNIFICATION
     9.1 The Company’s and Sellers’ Indemnification Obligations. Subject to the provisions of this Section 9.1 and Sections 9.4, 9.5, 9.6, 9.7 and 9.9, the Sellers shall indemnify, save and keep each Purchaser Indemnitee harmless against and from all Damages sustained or incurred by any Purchaser Indemnitee, as a result of, or arising out of or by virtue of:
          9.1.1 any inaccuracy in or breach of any representation and warranty made by the Company or Sellers to Purchaser herein or in any certificate or closing document delivered to Purchaser in connection herewith;

          9.1.2 the breach by the Company or Sellers of, or failure of the Company or Sellers to comply with, any of the covenants or obligations under this Agreement to be performed by the Company or Sellers (including their obligations under this ARTICLE IX);
          9.1.3 Liabilities of the Company or any Subsidiary of the Company arising out of acts or omissions occurring before the Closing Date, including the operation of the Company’s business before the Closing Date, or by virtue of the termination of any employee prior to the Closing Date, or in respect of any Indebtedness (other than the Assumed Institutional Debt or the Assumed Shareholder Debt) arising prior to the Closing Date; or
          9.1.4 Taxes which are unpaid as of the Closing Date and which are imposed on the Company with respect to (a) any taxable period ending on or before the Closing Date, or (b) the pre-Closing portion of any taxable period which begins before, and ends after, the Closing Date, to the extent the liability for such Taxes exceeds the accrual for Taxes contained on the Company’s Interim Financial Statement and is not a result of any filing election made by Purchaser subsequent to Closing (including, without limitation, any Liabilities arising from the failure of the Company to qualify, or the forfeiture of the Company’s qualification, as an “S corporation” under the Code at any time prior to the Closing).
     After the Closing, the Sellers shall not be entitled to contribution from, or recovery against, the Company with respect to any liability of the Sellers which may arise under or pursuant to this Agreement, other than with respect to amounts recovered by the Company from third parties or under insurance for the same Damages for which indemnification shall have been obtained hereunder (and only to the extent of such recovery). Each Purchaser Indemnitee acknowledges and agrees that, other than claims for fraud, which claims are specifically excluded from the limitations of this Article IX, the indemnification provided for in this Article IX shall be the sole and exclusive remedy against the Sellers for any and all claims, injuries, demands, costs, contributions, penalties, attorney’s fees, costs of litigation and causes of action of any kind whatsoever, now or hereafter in existence, known or unknown, which are related to events, omissions or circumstances arising from this Agreement or the transactions contemplated hereby.
     9.2 Purchaser’s Indemnification Obligations. Purchaser shall indemnify, save and keep each Seller Indemnitee harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of, or arising out of or by virtue of:
          9.2.1 any inaccuracy in or breach of any representation and warranty made by Purchaser to Sellers herein or in any certificate or closing document delivered to Sellers in connection herewith;
          9.2.2 any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser (including without limitation its obligations under this ARTICLE IX); or
          9.2.3 Taxes which are imposed on the Company with respect to (a) any taxable period ending after the Closing Date, excluding the pre-Closing portion of any taxable period which begins before, and ends after, the Closing Date.

     9.3 Cooperation. Subject to the provisions of Section 9.4, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.
     9.4 Third Party Claims. Promptly after the receipt of written notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If
          9.4.1 the defense of a Third Party Claim is so tendered and within 30 days thereafter such tender is accepted without qualification by the Indemnifying Party; or
          9.4.2 within 30 days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 9.4, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this ARTICLE IX in writing to the Indemnified Party and accept the defense thereof;
then, except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. In all other cases, the Indemnified Party shall have the sole right, at the Indemnifying Party’s expense, to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall not be entitled, or shall lose its right, as applicable, to contest, defend, litigate and settle a Third Party Claim if (a) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnifying Party and the Indemnified Party, (b) the Indemnifying Party shall fail to diligently contest the Third Party Claim, (c) such Third Party Claim involves remedies or disputes other than claims for monetary damages, or (d) such Third Party Claim or the resolution thereof could impair ongoing business relationships with any material customer, supplier, any Governmental or Regulatory Authority, or any other Person doing business with the Indemnified Party or any of its Affiliates. So long as the Indemnifying Party is entitled and has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that (i) at least ten days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party, (ii) such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liabilities in respect of such Third Party Claim, (iii) such settlement does not impose any obligations of any kind upon the Indemnified Party and (iv) such settlement does not otherwise impair ongoing business relationships with any material customer, supplier, any Governmental or Regulatory Authority, or any other Person doing business with the Indemnified Party or any of its Affiliates. All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE IX shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 9.4, or if, in accordance with the foregoing, the Indemnifying Party shall not be entitled or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable. If, pursuant to this Section 9.4, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.
     9.5 Assertion of Claims. No claim shall be brought under Section 9.1 hereof unless the Purchaser Indemnitees, or any of them, at any time prior to the applicable Survival Date (as defined below), give the Sellers written notice of any such claim pursuant to Section 9.4. It is expressly understood and agreed that a claim may be brought for indemnification if facts have developed which reasonably may lead to Damages under Section 9.1, regardless of whether actual Damages have then occurred, provided that the written notification of such claim is provided within the appropriate timeframe as required herein.
     9.6 Survival of Representations and Warranties. Subject to further provisions of this Section 9.6, the representations and warranties of the Company and the Sellers contained in Article III and the representations and warranties of Purchaser contained in Article III shall survive the Closing Date until the third year anniversary of the Closing Date. For Unlimited Claims (as defined below), the Survival Date shall be the date on which the applicable statute of limitations would bar such Claims. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable law. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.” Any action for indemnification hereunder shall be brought by a Purchaser Indemnitee in any event by the applicable Survival Date.
     9.7 Limitation on Indemnification of the Company, the Sellers and Purchasers.

          9.7.1 The provisions for indemnity from the Sellers under this Article IX shall be effective only when the aggregate amount of all Damages for which indemnification is sought, either for a particular claim, a series of related claims or otherwise, exceeds $150,000 (the “Deductible”), in which case the Purchaser Indemnitees shall be entitled to indemnification of the Purchaser Indemnitees’ aggregate Damages under this Section exceeding the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to claims arising from the (a) breach of Section 3.3.1 (Organization, Existence and Good Standing), (b) breach of Section 3.3.3 (Power and Authority), (c) breach of Section 3.3.4 (Enforceability), (d) breach of Section 3.3.11 (Capitalization), (e) breach of Section 3.3.26 (Employee Benefit Plans), and (f) breach of Section 3.4 (Representation and Warranties of the Sellers) (together the claims in clauses (a)-(f) of this sub-Section are “Unlimited Claims”). The indemnification obligations of the Sellers shall not exceed (x) $2,000,000 in respect of all Damages (other than Damages arising from the breach of Section 3.3.31 (Environmental Matters) and any Unlimited Claims), (y) in the case of any Damages relating to any breach of Section 3.3.31 (Environmental Matters), $5,000,000, and (z) in the case of any Damages relating to any of the Unlimited Claims, the Purchase Price (collectively, the limitations in clauses (x)-(z) of this sub-Section are “Liability Caps”), provided, however, that the indemnification obligations of Sellers from all Damages referenced in clauses (x)-(z) of this sub-Section shall not exceed $10,000,000 in the aggregate. The indemnification obligations of each Participating Seller shall be individual and several, and not joint, and shall be further limited in respect of the indemnification obligations hereunder (other than in respect of each Participating Seller’s individual representations and warranties in Section 3.4) to such Participating Seller’s Percentage Interest of the applicable Damages recoverable hereunder, and in respect of each Participating Seller’s individual representations and warranties in Section 3.4, shall be limited to the portion of the Purchase Price received by such Participating Seller. The indemnification obligations of the Controlling Sellers hereunder shall be joint and several, subject to the Liability Caps. Without limitation to the primary, joint and several obligations of the Controlling Sellers hereunder, the Purchaser will use commercially reasonable efforts to cooperate with the Controlling Sellers in making demand upon and joining the applicable Participating Sellers in any claims by the Purchaser hereunder, provided that Purchaser will not be required to exhaust remedies against the Participating Sellers in order to maintain claims against the Controlling Sellers under this Article IX.
          9.7.2 The provisions for indemnity from the Purchaser under this Article IX shall be effective only when the aggregate amount of all losses for which indemnification is sought, either for a particular claim, a series of related claims or otherwise, exceeds the Deductible, in which case the Seller Indemnitees shall be entitled to indemnification of the Seller Indemnitees’ aggregate Damages under this Section exceeding the Deductible. Further, the indemnification obligations of the Purchaser, in the aggregate, under Section 9.2 shall not exceed $2,000,000.
          9.7.3 The parties hereto acknowledge and agree, for themselves and on behalf of their respective Affiliates and representatives, that with respect to each indemnification obligation in this Agreement (i) all Damages shall be net of any third-party insurance proceeds which have been actually recovered by the Indemnified Party (net of any premium increase directly relating to such Damages) in connection with the facts giving rise to the right of indemnification; and (ii) the amount of any Damages shall appropriately take into account any reduction in the Indemnified Parties’ actual Tax liability as a result of the event giving rise to such Damages, with respect to the year in which such Loss arose.

     9.8 Corporate Indemnification of Officers and Directors. Notwithstanding any provision of this Agreement to the contrary, including the delivery of any release contemplated herein, Purchaser shall cause the Company to indemnify each officer and director of the Company pursuant to the indemnification policy of the Company as in existence prior to the Closing Date as established in the Company’s organizational documents or as provided by law; provided, however, that in no event shall such indemnity exceed the maximum indemnification permitted under applicable state law.
     9.9 Set-Off.
          9.9.1 Without limiting any other rights or remedies available to Purchaser, Purchaser may set-off and recoup any Damages to which any Purchaser Indemnitee may be entitled to be reimbursed pursuant to this ARTICLE IX against the Escrow Amount and any other amount to which the Sellers may be entitled to under this Agreement, upon due notice from Purchaser to Escrow Agent in accordance with the terms of the Escrow Agreement. The good faith exercise of such right of set-off by Purchaser and Escrow Agent will not constitute a breach of this Agreement. If the Escrow Amount is insufficient to set-off any Damages any Purchaser Indemnitee may be entitled to under the exclusive remedy afforded by Section 9.1, Purchaser may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Damages, subject to the Liability Caps.
          9.9.2 All set-offs and recoupments against the Escrow Amount shall be treated as adjustments to the Purchase Price.
ARTICLE X
[INTENTIONALLY OMITTED]
ARTICLE XI
MISCELLANEOUS
     11.1 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first Business Day following receipt. All notices shall be addressed as follows:
If to Sellers or the Company:
Parker-Chandler Homes, Inc.
5400 Laurel Springs Parkway
Suite 202
Suwanee, Georgia 30024
Attention: James B. Parker, Jr., President
Fax: (678) 636-3622

with a copy to:
Schreeder, Wheeler & Flint, LLP
127 Peachtree Street, N.E.
Suite 1600
Atlanta, GA 30303
Attention: Chester J. Hosch, Esq.
Fax: (404) 681-1046
If to Purchaser:
Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, Fifth Floor
Reston, Virginia 20190
Attention: Bruce J. Labovitz, Chief Financial Officer and
                    Jubal R. Thompson, General Counsel
Fax: (703) 760-1520
with a copy to:
Greenberg Traurig, LLP
800 Connecticut Avenue, N.W.
Suite 500
Washington, D.C. 20006
Attention: Stephen A. Riddick, Esq.
Fax: (202) 261-0149
and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.1.
     11.2 Expenses; Transfer Taxes. Sellers shall bear all fees and expenses incurred by the Company and themselves in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses. Purchaser shall bear all fees and expenses incurred by Purchaser in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses. Sellers shall pay the cost of all sales, use, stamp, documentary, excise and transfer Taxes which may be payable in connection with the transactions contemplated hereby.
     11.3 Entire Agreement. This Agreement, together with the instruments and other documents to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Without limiting the generality of the preceding sentence, the letter of intent entered into as of October 28, 2005, between Purchaser, James B. Parker, Jr. and Andrew H. Chandler, Jr. is hereby expressly superseded and of no further force or effect. Each exhibit, schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.
     11.4 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.
     11.5 Counterparts. This Agreement may be executed in multiple counterparts and by facsimile, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.
     11.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.
     11.7 Applicable Law; Binding Arbitration. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the Commonwealth of Virginia applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Virginia. All disputes arising out of or in connection with this Agreement shall be finally resolved by means of binding arbitration in accordance with the Rules of the American Arbitration Association. Any arbitral award so rendered shall be final and executory and can be enforced by either party before any competent court. The arbitrators shall use the substantive Laws of the Commonwealth of Virginia in arriving at their decision and venue for the arbitration shall be in the city of Alexandria, Virginia.
     11.8 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement, including third party beneficiary rights.
     11.9 Assignability. This Agreement shall not be assignable by the Company or Sellers without the prior written consent of Purchaser. Purchaser may assign its rights under this Agreement to an Affiliate or a wholly-owned subsidiary of Purchaser.
     11.10 Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.
     11.11 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.
     11.12 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement on the date first above written.

PURCHASER:

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:

Name:

Title:

THE COMPANY:

PARKER-CHANDLER HOMES, INC.

By:

Name:

Title:

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

CONTROLLING SELLERS:

JAMES B. PARKER, JR.

ANDREW H. CHANDLER, JR.

PARTICIPATING SELLERS:

SUNDERRAJ M. KAMALESON

ROBERT A. FORSTER

RICHARD DOBKIN

EUGENE E. PEARSON

JOHN D. PEARSON

DONALD SCHROELUCKE

JAMES SHIRAH

Exhibit A
Form of Employment Agreement
(See Attached)

Exhibit B
Form of Noncompetition Agreement
(See Attached)

Exhibit C
Form of Escrow Agreement
(See Attached)

Exhibit D
Form of Seller Release
(See Attached)

Exhibit E
Form of Company Release
(See Attached)

Exhibit F
Form of Legal Opinion
(See Attached)